As filed with the Securities and Exchange Commission on May 8, 1996
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                              13-3517074
            (State or other jurisdiction        (I.R.S. employer
            of incorporation or organization)  identification number)
                              110 East 59th Street
                            New York New York 10022
                                 (212) 355-3466
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            RICHARD J. LUBASCH, ESQ.
              Senior Vice President, General Counsel and Secretary
                  Cellular Communications of Puerto Rico, Inc.
                              110 East 59th Street
                            New York New York 10022
                                 (212) 906-8470
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

                            THOMAS H. KENNEDY, ESQ.
                      Skadden, Arps, Slate, Meagher & Flom
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-2526

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the date this Registration Statement is declared effective.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.    [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.    [ ]________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.    [ ]_______________

            If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.    [ ]

                                    CALCULATION OF REGISTRATION FEE

                                           AMOUNT    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
TITLE OF SHARES                            TO BE      OFFERING PRICE        AGGREGATE      REGISTRATION
TO BE REGISTERED                         REGISTERED      PER SHARE       OFFERING PRICE         FEE
- ---------------------------------------  ----------  -----------------  -----------------  -------------

Common Stock, $.01 par value (in-           820,404         $27.125(2)  $22,253,459.00(2)  $7,673.61(2)
 cluding Series A Junior Participating       shares
 Preferred Stock Purchase Rights) (1)


(1) Prior to the occurrence of certain events, the Series A Junior Participating Preferred Stock Purchase Rights will not be evidenced separately from shares of Common Stock.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION, MAY 8, 1996

PROSPECTUS
- ----------

                                 820,404 SHARES

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

                                  COMMON STOCK

                                  -----------

     This Prospectus relates to the sale by Henry Zachs, Judith Zachs, Newton Brenner, Christopher Jenkins, Waring Partridge, David Abel, Estate of Danny Arnold, Estate of Robert Austin, The Ed and Natalie Friendly Trust, Nathan Golden, Jeffrey Gordon, Eugene Goodwin, Rabbi Leon Kahane, Frank Kilpatrik, Lawrence Family Trust, Perry Leff, Donald Meaders, George Newhart, Kenneth Newmark, Susan Newmark, Pierce O'Donnell, Don Rickles, Barbara Rickles, Ronald Rizzo, Anne Roberts, Larry Scharf, Bart Sokolow, Ronald Shlensky, Anthony Thompson and Tayemi Thompson, (all of the foregoing parties are hereinafter referred to as the "Selling Stockholders" ) of a maximum 820,404 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Cellular Communications of Puerto Rico, Inc., a Delaware corporation (the "Company") (and associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights")). Such Common Stock was originally issued by the Company as consideration in certain acquisition transactions. See "RECENT DEVELOPMENTS." The Company will not receive any proceeds from the sale of the shares of Common Stock offered by this Prospectus. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

     The Common Stock is quoted on the National Association of Securities Dealers Automated Quotations/National Market System ("Nasdaq National Market") under the symbol CCPR. On May 7, 1996 the last reported sale price of the Common Stock on the Nasdaq National Market was $26.75 per share. Prospective purchasers of the Common Stock are urged to obtain current information as to market prices of the Common Stock.

                                  -----------

     SEE "RISK FACTORS" ON PAGES 4 THROUGH 7 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                  -----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS MAY __, 1996

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C., 20006 on which certain securities of the Company are listed and traded.

          The Company has filed with the Commission a Registration Statement on Form S-3 (which together with all amendments and exhibits is referred to herein as the "Registration Statement"). This Prospectus does not contain all information set forth in the Registration Statement and the exhibits and schedules filed thereunder, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-19869).

          2. The Company's Current Report on Form 8-K, dated April 23, 1996 (File No. 0-19869).

          3. The description of the Common Stock which is contained in the registration statements filed by the Company to register such securities under
Section 12 of the Securities Act of 1933, as amended (the "Securities Act"), including any amendments or reports filed for the purpose of updating such description (File No. 0-19869).

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO RICHARD J. LUBASCH, SECRETARY, CELLULAR COMMUNICATIONS OF PUERTO RICO, INC., 110 EAST 59TH STREET, NEW YORK, NEW YORK 10022, TELEPHONE (212) 906-8470.

                                  RISK FACTORS

          Ownership of the Common Stock offered hereby involves certain risks. Prospective owners of the Common Stock, prior to engaging in any transaction which would result in the ownership thereby of the Common Stock, should carefully consider the following factors, in addition to all other information contained in this Prospectus or incorporated herein by reference.

COMPETITION

          Federal Communications Commission ("FCC") regulations provide that two licensees will be authorized to provide cellular service in each cellular service area. In the Commonwealth of Puerto Rico, the Company's wholly or majority-owned subsidiaries, or other affiliates, face significant competition from the Puerto Rico Telephone Company ("PRTC"), the other licensee for such service area and which is also the sole landline telephone service provider in Puerto Rico. PRTC is owned by the government of the Commonwealth of Puerto Rico. PRTC is significantly larger and better capitalized than the Company and enjoyed more than a five-year head start in fully marketing its cellular telephone service. The Company believes that PRTC presently provides service to approximately 61% of the subscribers to cellular telephone service in the Commonwealth of Puerto Rico. In the U.S. Virgin Islands, the Company and its wholly or majority owned subsidiaries, or other affiliates, face significant competition from VitelCellular, Inc. ("VitelCellular"). VitelCellular is an affiliate of Virgin Islands Telephone Company, which is the provider of landline telephone service in the U.S. Virgin Islands and is also the other licensee in each U.S. Virgin Islands cellular service area. The Company believes that VitelCellular is significantly larger and better capitalized than the Company. The Company believes that VitelCellular currently provides service to approximately 45% of the subscribers of cellular service on the U.S. Virgin Islands. Furthermore, the Company's cellular and paging operations are dependent upon interconnection with these local landline telephone service providers for the origination and termination of calls that constitute a large proportion of the Company's mobile service operations. The Telecommunications Act of 1996 contains certain provisions regarding such interconnection; however, it is still premature to predict the effect of such legislation on the Company's business.

          Significant competition can also be expected from the other cellular licensee in each other service area in which the Company's wholly or majority-owned subsidiaries, or other affiliates, now, or in the future, might compete. Alternative communications technologies now existing, in the process of development, or to be developed in the future may also provide competition. These include, without limitation, landline telephone service, conventional mobile radio systems, specialized mobile radio systems, paging services, microcell-based cordless telephones, mobile satellite services and personal communications services ("PCS"). The FCC has recently awarded PCS licenses for Puerto Rico and the U.S. Virgin Islands to AT&T and Centennial Cellular Corp. ("Centennial"). AT&T is the largest telecommunications company in the United States; Centennial is an experienced cellular service provider in the U.S. mainland and has affiliates that offer cable television services and fiber-optic based telecommunications services in Puerto Rico. Both AT&T and Centennial are expected to provide strong competition in the mobile telecommunications market in Puerto Rico. The FCC will award four additional PCS authorizations through competitive bidding in each area where the Company provides cellular service. The Company is eligible to bid for and acquire at least one of these authorizations in each such area. PCS is expected to utilize digital technology which may provide better sound quality and ancillary functions not currently available in the Company's system.

Accordingly, PCS will provide significant competition to the Company's cellular and paging operations and may render current cellular technology obsolete.

FRAUD

          The cellular industry continues to be subject to fraudulent activity. Cloning, which is one form of fraud, refers to the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain fraudulent access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from the Company's customer is used to place a fraudulent call from another carrier's market, resulting in a roaming fee charged to the Company that cannot be collected from the customer. The Company continues to work to reduce the negative impacts of fraud through investment in new technologies and the deployment of other measures. In its own markets, the Company has had significant success in detecting and reducing fraudulent usage of numbers stolen from the Company's customers. The cost of cellular fraud could have a significant impact on the Company's operating results for the foreseeable future.

REGULATORY UNCERTAINTIES

          The licensing, construction, operation, acquisition and sale of cellular telephone systems are regulated at the federal level by the FCC and, to some extent, the Federal Aviation Administration ("FAA"). In addition, certain aspects of cellular telephone operations are or may be subject to public utility regulation at the state, commonwealth or local level. Future changes in the laws and regulations governing such aspects of cellular telephone operations, either at the federal, state, commonwealth or local level, may have a material adverse impact on the cellular telephone operations of the Company.

FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES;  RENEWAL OF FCC LICENSES

          A substantial portion of the Company's assets consists of interests in entities holding cellular licenses, the value of which will depend upon the success of the operations of such entities and the growth and future direction of the cellular industry generally. Values of licenses also have been affected by fluctuations in the level of supply and demand for such licenses. In addition, the infrequency with which licenses are traded or sold may increase the difficulty of establishing values for the Company's license interests. Any transfer of control of an entity holding a domestic license is subject to prior FCC approval. Where licenses are held by partnerships, transfers of ownership interests in such entities are often subject to contractual restrictions.

          In addition, investment returns from acquisitions of interests in existing entities holding wireless licenses or from licenses acquired through auctions may be lower than those resulting from the Company's early license awards because of the substantial purchase prices required to acquire such interests. Also, under current FCC regulations, each license is subject to renewal. Because it is possible that there will be competition for the licenses upon the expiration of their initial ten-year terms, there can be no assurance that any such license will be renewed in favor of the Company.

LACK OF GEOGRAPHIC DIVERSIFICATION

          The Company's business as of the date of this Prospectus is confined to the operation of cellular telephone and paging systems in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. As such, it is highly dependent on trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in the Commonwealth of Puerto Rico and in the U.S. Virgin Islands.

RADIO FREQUENCY EMISSIONS CONCERNS

          Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones might be linked to cancer. The Company has collected and reviewed relevant scientific information and, based on such information, is not aware of any credible evidence linking the usage of portable cellular telephones with cancer. The FCC currently has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions in radio equipment, including cellular telephones. While the proposal would impose more restrictive standards on RF emissions from low-power devices such as portable cellular telephones, it is anticipated that all cellular telephones currently marketed and in use will comply with those standards. The Telecommunications Act of 1996 requires that the FCC complete action in that rulemaking proceeding within 180 days after February 7, 1996. Additional concerns have been expressed about the safety of emissions from cellular facilities which transmit calls to customers' telephone handsets. The Company's facilities are licensed by the FCC and comply with the exposure levels set by the FCC. The Telecommunications Act of 1996 provides that state and local governments may not regulate the placement, construction or modification of personal wireless service facilities on the basis of the environmental effects of RF emissions as long as such facilities comply with the FCC's regulations concerning such emissions. However, local authorities still have jurisdiction over zoning and permitting of such facilities.

DIVIDEND POLICY

          The Company has never paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company anticipates that it will retain earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Additionally, the terms of a $200,000,000 revolving credit facility into which the Company and one of its subsidiaries have entered contains provisions that restrict the payment of cash dividends on the Common Stock.

HOLDING COMPANY STRUCTURE

          As a holding company, the Company is ultimately dependent upon cash distributions from the entities in which it owns interests to fund operations and to pay the principal and interest on the Company's indebtedness. While there are presently no material contractual restrictions on the ability of the Company's operating entities to make payments or other distributions to the Company, there can be no assurances that such restrictions will not exist at any time in the future.

CONFLICTS OF INTEREST

          Certain directors and/or officers of Cellular Communications, Inc. ("CCI") are also directors and/or officers of the Company. When such persons act in their capacity as directors and/or officers of the Company, they have a fiduciary duty to the Company and its stockholders, which includes a duty of loyalty to the Company and its stockholders. If a conflict of interest were to emerge between CCI and the Company, however, there would be no assurance that the interests of the Company would be fully protected in such instance or that any such conflict would necessarily be resolved in favor of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

          Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and the Company's By-laws (the "By-laws") as well as the Rights Agreement (as hereinafter defined), and certain instruments of indebtedness of the Company, as well as
Section 203 of the Delaware General Corporation Law which prohibits certain persons from engaging in business combinations with the Company, may be considered to have anti-takeover effects and may delay, defer or prevent a change in the control of the Company that might otherwise be beneficial to the Company's stockholders. The foregoing may also adversely affect prevailing market prices for the Common Stock. See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND THE RIGHTS AGREEMENT."

                                  THE COMPANY

          The Company is a Delaware corporation which was originally organized under the name EC Acquisition, Inc. on May 18, 1988. The Company, through wholly and majority-owned entities, or other affiliates, holds licenses from the FCC to own and operate cellular telephone and paging systems and conduct other related operations. The only markets served by the entities in which the Company has an interest are in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Prior to February 28, 1992, the Company was a wholly-owned subsidiary of CCI.

          The Company's principal executive offices are located at 110 East 59th Street, New York, New York 10022 and its telephone number at such address is
(212) 906-8470.


                              RECENT DEVELOPMENTS

     On December 26, 1995 the Company and CCPR Services, Inc. ("CCPR"), a wholly owned subsidiary of the Company, entered into an Agreement and Plan of Reorganization (the "HMZ Reorganization Agreement") with HMZ San Juan Inc., a Connecticut corporation ("HMZ"), and Henry Zachs, Newton Brenner and Christopher Jenkins, all of the stockholders of HMZ (collectively, the "HMZ Stockholders"). The HMZ Reorganization Agreement provides, among other things, for the purchase by CCPR of a 2.6627% interest in San Juan Cellular Telephone Company, a general partnership ("San Juan Cellular"), subject to certain regulatory approvals. Pursuant to the HMZ Reorganization Agreement, on February 7, 1996, the Company issued 350,000 shares of Common Stock and the associated Rights to HMZ in exchange for such interest in San Juan Cellular. San Juan Cellular provides, pursuant to authorization by the FCC, cellular radio and related communications services in Puerto Rico. HMZ subsequently distributed the 350,000 shares of Common Stock and the associated Rights to the HMZ Stockholders and to Judith Zachs.

     On December 26, 1995, the Company and CCPR entered into an Agreement and Plan of Reorganization (the "NTC Reorganization Agreement") with National Telephone Company, a Delaware corporation ("NTC"), and Waring Partridge, the sole stockholder of NTC (the "Sole Stockholder"). The NTC Reorganization Agreement provides, among other things, for the purchase by CCPR of a 2.6627% interest in San Juan Cellular, subject to certain regulatory approvals.
Pursuant to the NTC Reorganization Agreement, on February 7, 1996, the Company issued 350,000 shares of Common Stock and the associated Rights to NTC in exchange for such interest in San Juan Cellular. NTC subsequently distributed the 350,000 shares of Common Stock and the associated Rights to the Sole Stockholder.
 .
     On December 26, 1995 the Company and CCPR entered into an Agreement (the "PCT Reorganization Agreement" and, collectively with the HMZ Reorganization Agreement and the NTC Reorganization Agreement, the "Reorganization Agreements") with Pacific Cellular Telephone Systems, a California limited partnership ("PCT") and David Abel, Estate of Danny Arnold, Estate of Robert Austin, The Ed and Natalie Friendly Trust, Nathan Golden, Jeffrey Gordon, Eugene Goodwin, Rabbi Leon Kahane, Frank Kilpatrik, Lawrence Family Trust, Perry Leff, Donald Meaders, George Newhart, Kenneth Newmark, Susan Newmark, Pierce O'Donnell, Don Rickles, Barbara Rickles, Ronald Rizzo, Anne Roberts, Larry Scharf, Bart Sokolow, Ronald Shlensky, Anthony Thompson and Tayemi Thompson, the foregoing being all of the limited and general partners of PCT (collectively, the "Partners"). The PCT Reorganization Agreement provides, among other things, for the purchase by CCPR of a .902% interest in San Juan Cellular, subject to certain regulatory approvals. Pursuant to the PCT Reorganization Agreement, on February 8, 1996, the Company issued 120,404 shares of Common Stock and the associated Rights to PCT in exchange for such interest in San Juan Cellular. PCT subsequently distributed the 120,404 shares of Common Stock and the associated Rights to the Partners.

     As a result of the consummation of the transactions contemplated by each of the Reorganization Agreements, the Company has a 100% interest in San Juan Cellular.

                                 SELLING STOCKHOLDERS

          All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders. As of the date of this Prospectus, the Selling Stockholders beneficially owned all of the shares of Common Stock offered hereby and other than the shares of Common Stock offered hereby, the Selling Stockholders, other than Judith Zachs and Henry Zachs, did not own any other shares of Common Stock or any other shares of the capital stock of the Company. As of the date of this Prospectus, Judith Zachs owned an additional 625 shares of Common Stock of the Company and Henry Zachs owned an additional 3,000 shares of Common Stock of the Company. Immediately after the sale of all of the shares of Common Stock offered hereby, the Selling Stockholders, other than Judith Zachs and Henry Zachs, will not own any other shares of Common Stock or any other shares of the capital stock of the Company (assuming the Selling Stockholders do not acquire any other such shares after the date of this Prospectus). Immediately after the sale of all of the shares of Common Stock offered hereby, Judith Zachs will own 625 shares of Common Stock of the Company and Henry Zachs will own 3,000 shares of Common Stock of the Company. Pursuant to the Reorganization Agreements, the Company acquired an aggregate interest of 6.146% in San Juan Cellular and, in connection therewith, the Company issued the shares of Common Stock offered hereby.

          Pursuant to the registration rights provisions of the Reorganization Agreements, the Company has, among other things, filed with the Commission the Registration Statement of which this Prospectus is a part, and has agreed to use all reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable. Additionally, pursuant to such provisions, the Selling Stockholders have agreed that if a Selling Stockholder is deemed to be an affiliate of the Company, then that Selling Stockholder will furnish all information and take such other actions as may reasonably be requested by the Company to assist the Company in fulfilling the obligations of the Company referred to in the previous sentence. The Company will not receive any cash proceeds or other amounts from the sale of the shares of Common Stock offered hereby.

          To the best knowledge of the Company, none of the Selling Stockholders nor any of their respective affiliates are, or have in the past three years been, a director or officer of the Company or any of the Company's affiliates. Except for the transactions contemplated pursuant to this Prospectus or the Reorganization Agreements, to the best knowledge of the Company, there is not, and there has not in the past three years been, any material relationship between the Company and its affiliates, on the one hand, and any of the Selling Stockholders, on the other.


                              PLAN OF DISTRIBUTION

          The shares of Common Stock offered hereby may be sold from time to time in one or more transactions to purchasers either directly by the Selling Stockholders, through agents designated by the Selling Stockholders or through brokers, dealers or underwriters to be designated by the Selling Stockholders, at such prices (whether at fixed offering prices, prevailing market prices, varying prices determined at the time of sale or otherwise) and on such terms as may be determined by the Selling Stockholders at the time of sale; additionally, such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise. Such agents, brokers, dealers or underwriters will likely receive commissions or discounts from the Selling Stockholders in customary and ordinary amounts to be negotiated immediately prior to the sale. The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. To the extent required under the Securities Act, the aggregate amount of shares of Common Stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement.
The aggregate proceeds to the Selling Stockholders from the sale of the shares of Common Stock offered hereby will be the selling price of the shares of Common Stock sold less the aggregate commissions and discounts thereon, if any, and other expenses of issuance and distribution. None of the proceeds from the sale of the shares of Common Stock offered hereby will be received by the Company.


                                USE OF PROCEEDS

         The Company will not receive any of the net proceeds from the sale of shares of Common Stock offered hereby.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

          The authorized capital stock of the Company consists of 32,500,000 shares, of which 2,500,000 are shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 30,000,000 are shares of Common Stock. No shares of Preferred Stock are issued and outstanding, although 80,000 shares of Series A Junior Participating Preferred Stock have been designated and reserved for issuance in connection with the exercise, upon certain events, of the Rights in accordance with the Rights Agreement (as hereinafter defined). For a description of the Rights and the Series A Junior Participating Preferred Stock, see "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, THE BY-LAWS AND THE RIGHTS AGREEMENT--Stockholder Rights Plan." The following description is qualified in all respects by reference to the Restated Certificate of Incorporation and the By-laws, which are incorporated by reference herein and copies of which may be obtained as described under "AVAILABLE INFORMATION."

COMMON STOCK

          All shares of Common Stock (1) participate equally in dividends payable to holders of Common Stock when and as declared by the Company's Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation or dissolution (subject to any prior rights of any class of Preferred Stock which may be issued by the Company in the future), (2) have one vote per share on all matters submitted to a vote of the Company's stockholders and (3) do not have cumulative voting rights in the election of directors. All issued and outstanding shares of the Common Stock are fully paid and nonassessable. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining net assets, if any, of the Company shall be distributed pro rata to the holders of the Common Stock.

          The Restated Certificate of Incorporation, the By-laws and the Rights Agreement contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change of control is approved by the Company's Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult. See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, THE BY-LAWS AND THE RIGHTS AGREEMENT."

PREFERRED STOCK

          The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in a Certificate of Designation adopted by the Board of Directors providing for the issue of such series and as are permitted by the Delaware General Corporation Law (the "DGCL").

TRANSFER AGENT

          Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.


                        PURPOSES AND EFFECTS OF CERTAIN
            PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION,
                      THE BY-LAWS AND THE RIGHTS AGREEMENT

GENERAL

          Certain provisions contained in the Restated Certificate of Incorporation, the By-laws and the Rights Agreement, dated as of January 24, 1992, between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement"), could make the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest, or otherwise, more difficult. Set forth below is a description of such provisions contained in the Restated Certificate of Incorporation, the By-laws and the Rights
Agreement.   Such description is intended as a summary only and is qualified in its entirety by reference to the Restated Certificate of Incorporation, the By-laws and the Rights Agreement, which are incorporated by reference herein and copies of which may be obtained as described under "AVAILABLE INFORMATION".

CLASSIFIED BOARD OF DIRECTORS

          The Restated Certificate of Incorporation and the By-laws provide that the Board of Directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible. One class of directors is elected each year for a three-year term. The Company believes that including a classified board provision in the Restated Certificate of Incorporation is advantageous to the Company and its stockholders because it enhances the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. The Company believes that this, in turn, permits the board to represent more effectively the interests of all stockholders.

          With a classified Board of Directors, it will generally take a majority stockholder two annual meetings of stockholders to elect a majority of the Board of Directors. As a result, the classified board may discourage proxy contests for the election of directors or purchases of a substantial block of stock because its provisions could operate to prevent obtaining control of the board in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because under the Restated Certificate of Incorporation directors may be removed only for cause, a classified board would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless they can demonstrate the directors should be removed for cause and obtain the requisite vote.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

          The Restated Certificate of Incorporation and the By-laws provide that the number of directors be fixed from time to time exclusively by the Board of Directors, but consist of not more than fifteen nor less than three directors. In addition, the Restated Certificate of Incorporation and the By-laws provide that, subject to any rights of holders of any shares of Preferred Stock, if any, a majority of the Board of Directors then in office may fill any vacancies on the Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from obtaining majority representation on the board by enlarging the size of the board and filling the new directorships with its own nominees.

          Under the DGCL and the Restated Certificate of Incorporation, a director serving on a classified board may be removed by the stockholders only for cause. Moreover, the Restated Certificate of Incorporation provides that directors may be removed only by the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

          The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the By-laws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the President. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting
of stockholders.   Moreover, the business permitted to be conducted at any
special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting.

          The provisions of the Restated Certificate of Incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors or the President. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors, the Chairman of the Board of Directors or the President by calling a special meeting of stockholders prior to the time the Board of Directors, the Chairman of the Board of Directors or the President believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

          The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to business to be brought before an annual or special meeting of stockholders of the Company (the "Business Procedure").

          The Nomination Procedure provides that, subject to the rights of holders of any series of Preferred Stock, if any, only persons who are nominated by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Business Procedure provides that at an annual or special meeting only such business may be conducted as has been specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before the meeting. Under the Nomination Procedure or the Business Procedure, to be timely, notice must be received by the Company not less than 75 days nor more than 90 days prior to the annual or special meeting of stockholders, provided, however, that in the event that less than 90 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice by the stockholder to be timely must be received not later than the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

          Under the Nomination Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information (i) about each proposed nominee, including, without limitation, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class, series and number of shares of capital stock of the Company which are beneficially owned by the nominee, and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Rules and Regulations of the Commission under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected) and (ii) about the stockholder proposing to nominate such person, including, without limitation, the name and record address of the stockholder and the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. Under the Business Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about such business and about the proposing stockholder including, without limitation, a brief description of the business desired to be brought before the meeting, the name and record address of the proposing stockholder, the class, series and number of shares of capital stock of the Company owned by the proposing stockholder and a description of any material interest of the stockholder in such business. If the officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director and such nomination shall be disregarded. If such presiding officer determines that business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be transacted at such meeting.

          By requiring advance notice of nominations by stockholders, the Nomination Procedure will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualification. By requiring advance notice of proposed business, the Business Procedure will provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendation of the Board of Directors' position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or grant a proxy to the Board of Directors as to the disposition of any such business. Although the Restated Certificate of Incorporation and the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the affect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

          The Restated Certificate of Incorporation authorizes the Board of Directors to issue one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the powers, designations, preferences, optional or other rights, if any, and the qualifications, limitations or restrictions thereof.

          The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or applicable rules of any self-regulatory organization. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. The Company has no present plan to issue any shares of the Preferred Stock, although 80,000 shares of Series A Junior Preferred Stock have been designated and reserved for future issuance pursuant to the Rights Agreement.

AMENDMENT OF THE BY-LAWS AND CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION

          Under the DGCL, the stockholders have the right to adopt, amend or repeal the by-laws of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be amended by the board of directors. The By-laws provide that they may be amended by the Board of Directors or stockholders, provided that if the amendment is to be adopted by the stockholders, the affirmative vote of the holders of at least 66 2/3 percent of the Voting Stock, voting together as a single class, is required. Other provisions set forth in the Restated Certificate of Incorporation relate to the election and the term of directors, the prohibition of stockholder action without a meeting, calling a stockholders' meeting, the elimination of personal liability of directors and the amendment of the By-laws only by the affirmative vote of the holders of at least 66 2/3 percent of the Voting Stock, voting together as a single class.

ANTI-TAKEOVER STATUTE

          Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3 percent of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The Restated Certificate of Incorporation and By-laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL.

STOCKHOLDER RIGHTS PLAN

          The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, which has been incorporated by reference herein and a copy of which may be obtained as described under "AVAILABLE INFORMATION."

          At a meeting held on January 23, 1992 the Board of Directors adopted the Rights Agreement. The Rights Agreement provides that one Right will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after the date of the Distribution and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on February 28, 2002 unless previously redeemed by the Company as described below. When exercisable, each Right entitles the owner to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100.

          Except as described below, the Rights will be evidenced by all the Common Stock certificates and will be transferred with the Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of the Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

          After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

          The Series A Junior Participating Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of the Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

          In the event that a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of the Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (i) at a price which is fair to the Company stockholders and (ii) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following occurrence of any such event, all Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

          In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving entity or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50 percent or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price common stock of the acquiring company having a value equal to two times the exercise price of the Right.

          At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

          Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

          The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. Among the effects is that the Rights could discourage a takeover attempt that might otherwise allow the holders of Common Stock to sell such Common Stock at a premium to the then current market price or which might otherwise be beneficial to stockholders.


                                 LEGAL MATTERS

          The validity of the shares of Common Stock and the associated Rights offered hereby will be passed upon for the Company by Richard J. Lubasch, Senior Vice President, General Counsel and Secretary of the Company. Mr. Lubasch owns shares of the Company's capital stock and options to acquire additional shares of the Company's capital stock.


                                    EXPERTS

          The consolidated financial statements of the Company appearing in the Company's Annual Report (Form l0-K) for the year ended December 31, 1995 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

Page
- ------------------------------------------------
Available Information...........................   2
Incorporation of Certain Documents by
  Reference.....................................   2
Risk Factors....................................   4
The Company.....................................   7
Recent Developments.............................   8
Selling Stockholders............................   9
Plan of Distribution............................   9
Use of Proceeds.................................  10
Description of Capital Stock....................  10
Purposes and Effects of Certain Provisions of
the Restated Certificate of Incorporation, the
 By-laws and the Rights Agreement...............  11
Legal Matters...................................  17
Experts.........................................  17

- --------------------------------------------------------------------------------


                                 820,404 SHARES



                           CELLULAR COMMUNICATIONS OF
                               PUERTO RICO, INC.

                                 COMMON STOCK


                              ___________________

                                   PROSPECTUS
                              ___________________



May __, 1996

       ==================================================================

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
              -------------------------------------------

     Securities and Exchange Commission filing fee    $  7,673.61
     Exchange Listing Fees                            $ 16,500.00*
     Legal fees and expenses                          $ 20,000.00
     Accounting Fees and Expenses                     $  5,000.00
     Miscellaneous                                    $ 10,000.00*
                                                      -----------

         Total                                        $ 59,173.61
                                                      ===========
_____________
*    Estimated.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
           -----------------------------------------

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Article VIII of the Registrant's By-laws provides for indemnification of directors and officers of the Registrant to the full extent permitted by the DGCL.

          Section 102(b) (7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article TENTH of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

          The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b) (7) of the DGCL and Article TENTH of the Registrant's Restated Certificate of Incorporation and Article VIII of the Registrant's By-laws.

ITEM 16.                             EXHIBITS
                                     --------

2.1 Agreement and Plan of Reorganization, dated December 26, 1995, by and among Registrant and its successors and assigns, HMZ San Juan Inc., a Connecticut corporation, and its successors and assigns, Henry Zachs, Newton Brenner, Christopher Jenkins, and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

2.2 Agreement and Plan of Reorganization, dated December 26, 1995, by and among Registrant and its successors and assigns, National Telephone Company, a Delaware corporation, and its successors and assigns, Waring Partridge, and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

2.3 Agreement, dated December 26, 1995, by and among Registrant and its successors and assigns, Pacific Cellular Telephone Systems, a California limited partnership, and its successors and assigns, David Abel, Estate of Danny Arnold, Estate of Robert Austin, The Ed and Natalie Friendly Trust, Nathan Golden, Jeffrey Gordon, Eugene Goodwin, Rabbi Leon Kahane, Frank Kilpatrick, Lawrence Family Trust, Perry Leff, Donald Meaders, George Newhart, Kenneth Newmark, Susan Newmark, Pierce O'Donnell, Don Rickles, Barbara Rickles, Ronald Rizzo, Anne Roberts, Larry Scharf, Bart Sokolow, Ronald Shlensky, Anthony Thompson, Tayemi Thompson and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

3.1 Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

3.2 Registrant's By-Laws (incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

3.3 Certificate of Designation with respect to Series A Junior Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

4.1 Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1, to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 0-19869)

4.2 Rights Agreement, dated as of January 24, 1992, by and between Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

5.1 Opinion of Richard J. Lubasch, Esq., General Counsel to Registrant, regarding the legality of the shares being registered hereby

23.1 Consent of Ernst & Young, LLP, independent auditors to the Registrant

23.2 Consent of Richard J. Lubasch, Esq., General Counsel to Registrant (included in Exhibit 5.1)

24.1 Powers of Attorney (included on signature page)


ITEM 17.  UNDERTAKINGS
          ------------

          (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MAY 8, 1996.


                                 CELLULAR COMMUNICATIONS OF
                                  PUERTO RICO, INC.
                                 (Registrant)



                                 By: /s/ Richard J. Lubasch
                                     ---------------------------------
                                     Richard J. Lubasch
                                     Senior Vice President, General
                                     Counsel and Secretary


                               POWER OF ATTORNEY

          We, the undersigned directors and officers of Cellular Communications of Puerto Rico, Inc. and each of us, do hereby constitute and appoint George S. Blumenthal and Richard J. Lubasch our true and lawful attorneys-in-fact and agents, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys-in-fact and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that the said attorneys-in-fact and agents, or their substitute or substitutes, shall do or cause to be done by virtue hereof.


          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


Name                                  Title                         Date
- ----------------------    ------------------------------    --------------------


/s/ George S. Blumenthal   Chief Executive Officer,             May 8, 1996
- ------------------------   Treasurer and Director
George S. Blumenthal       (Principal Executive Officer)

/s/ J. Barclay Knapp       President and Director               May 8, 1996
- ------------------------   (Principal Operating and
J. Barclay Knapp           Financial Officer)





/s/ Gregg Gorelick           Vice President - Con-           May 8, 1996
- -----------------------      troller (Principal
Gregg Gorelick               Accounting Officer)

/s/ Sidney R. Knafel         Director                        May 8, 1996
- -----------------------
Sidney R. Knafel

/s/ Ted H. McCourtney        Director                        May 8, 1996
- -----------------------
Ted H. McCourtney

/s/ Del Mintz                Director                        May 8, 1996
- -----------------------
Del Mintz

/s/ Alan J. Patricof         Director                        May 8, 1996
- -----------------------
Alan J. Patricof

/s/ Warran Potash            Director                        May 8, 1996
- -----------------------
Warren Potash



                                 EXHIBIT INDEX


Exhibit        Description                                              Page No.
- -------        -----------                                              --------


2.1 Agreement and Plan of Reorganization, dated December 26, 1995, by and among Registrant and its successors and assigns, HMZ San Juan Inc., a Connecticut corporation, and its successors and assigns, Henry Zachs, Newton Brenner, Christopher Jenkins, and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

2.2 Agreement and Plan of Reorganization, dated December 26, 1995, by and among Registrant and its successors and assigns, National Telephone Company, a Delaware corporation, and its successors and assigns, Waring Partridge, and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

2.3 Agreement, dated December 26, 1995, by and among Registrant and its successors and assigns, Pacific Cellular Telephone Systems, a California limited partnership, and its successors and assigns, David Abel, Estate of Danny Arnold, Estate of Robert Austin, The Ed and Natalie Friendly Trust, Nathan Golden, Jeffrey Gordon, Eugene Goodwin, Rabbi Leon Kahane, Frank Kilpatrick, Lawrence Family Trust, Perry Leff, Donald Meaders, George Newhart, Kenneth Newmark, Susan Newmark, Pierce O'Donnell, Don Rickles, Barbara Rickles, Ronald Rizzo, Anne Roberts, Larry Scharf, Bart Sokolow, Ronald Shlensky, Anthony Thompson, Tayemi Thompson and CCPR Services, Inc., a Delaware corporation, and its successors and assigns

3.1 Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

3.2 Registrant's By-Laws (incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

3.3 Certificate of Designation with respect to Series A Junior Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit
       4.1 to Registrant's Registration Statement on Form S-1, File No. 33-
       44420)

4.1 Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1, to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 0-19869)

4.2 Rights Agreement, dated as of January 24, 1992, by and between Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-1, File No. 33-44420)

5.1 Opinion of Richard J. Lubasch, Esq., General Counsel to Registrant, regarding the legality of the shares being registered hereby

23.1  Consent of Ernst & Young, LLP, independent auditors to the Registrant

23.2 Consent of Richard J. Lubasch, Esq., General Counsel to Registrant (included in Exhibit 5.1)

24.1  Powers of Attorney (included on signature page)